Exhibit 99.1

Extra Space Storage & Life Storage

Combine to Form the Preeminent Storage Operator

Creates the largest storage operator and

one of the largest REITs in the RMZ

SALT LAKE CITY and BUFFALO, April 3, 2023 - Extra Space Storage Inc. (NYSE: EXR) (“Extra Space”) and Life Storage, Inc. (NYSE: LSI) (“Life Storage”) announced today that the two companies have entered into a definitive merger agreement by which Extra Space will acquire Life Storage in an all-stock transaction. The transaction brings together two industry-leading platforms, and the combined company is expected to have a pro forma equity market capitalization of approximately $36 billion and total enterprise value of approximately $47 billion.

Under the terms of the agreement, Life Storage shareholders will receive 0.8950 of an Extra Space share for each Life Storage share they own, representing a total consideration of approximately $145.82 per share based on Extra Space’s share price close on March 31, 2023. At closing, Extra Space and Life Storage shareholders are expected to own approximately 65% and 35% of the combined company, respectively. The respective boards of directors of both Extra Space and Life Storage have unanimously approved the transaction.

“We are impressed with the management team’s strategic repositioning of the Life Storage portfolio over the last seven years, creating a highly diversified portfolio of quality storage assets in strong growth markets.” said Extra Space CEO Joe Margolis. “The business combination is highly synergistic, creating an even stronger combined company that will drive long-term, outsized operational and external growth opportunities through scale efficiencies, higher retained cash flow, data analytics, third-party management relationships and more. We look forward to welcoming the Life Storage family to Team Extra Space and bringing our organizations together to drive enhanced growth.”

The transaction will increase the size of Extra Space’s portfolio by more than 50% by store count with the addition of Life Storage’s 1,198 properties, including 758 wholly-owned, 141 joint venture, and 299 third-party managed stores. In total, the transaction adds over 88 million square feet to the portfolio. The combined portfolio represents the largest storage operation in the country with over 3,500 locations, over 264 million square feet and serving over two million customers.

Joseph Saffire, Chief Executive Officer of Life Storage said, “Following a deliberate and comprehensive review, the Life Storage Board unanimously concluded that the pending transaction with Extra Space maximizes value today and is the transaction most likely to deliver superior long-term returns for our shareholders. Together with Extra Space, we expect to accelerate growth while maintaining our customer-centric focus and commitment to continued innovation. We are also pleased that Life Storage shareholders will participate in the tremendous upside of the combined Extra Space and Life Storage platform through a significant ownership stake in the combined company. I want to thank the Life Storage team for their continued unrelenting dedication and commitment to our business and customers.”

The combination of Extra Space and Life Storage is expected to result in significant strategic, operational, and financial benefits to shareholders, including:

•

Transformative scale: Combines two industry leaders with long track records of outperformance and creates the largest storage operator and the 6th largest REIT in the RMZ. Uniting Extra Space’s and Life Storage’s leading technology and data analytics platforms will also allow the combined company to continue to drive same-store net operating income growth while providing exceptional service to customers.

•	Enhanced diversification: Creates highly diversified portfolio of quality storage assets in markets benefiting from compelling demand and population demographic trends.

•

Significant synergy opportunity: The transaction is expected to generate at least $100 million in annual run-rate operating synergies from G&A and property operating expense savings as well as improved property operating revenue and tenant insurance income. Extra Space has a demonstrated track record of integrating stores onto its platform and delivering outsized returns to shareholders. Extra Space will work closely with the Life Storage team to achieve anticipated synergies and intends to leverage Life Storage’s talented workforce.

•	Embedded growth drivers: The combined businesses’ scaled and growing third-party management, joint venture, and bridge loan platforms will create a robust pipeline for accelerated external growth.

•	Positive financial impact: The transaction is expected to be accretive to Core FFO per share within the first year of closing and be leverage neutral.

Extra Space will retain its name and continue to trade on the NYSE under the ticker “EXR”. Kenneth W. Woolley will remain Chairman of the Board and Joseph D. Margolis will remain as CEO and Director. The Extra Space board will be expanded from 10 to 12 directors and will consist of nine directors from Extra Space’s board and three directors from Life Storage.

The transaction is currently expected to close in the second half of 2023, subject to the approval of Extra Space and Life Storage shareholders and satisfaction of other customary closing conditions.

Citigroup Global Markets Inc. is acting as lead financial advisor and Latham & Watkins LLP is serving as legal advisor to Extra Space. J.P. Morgan Securities LLC is also serving as a financial advisor to Extra Space. Wells Fargo Securities and BofA Securities are acting as financial advisors and Hogan Lovells US LLP and Quinn Emanuel Urquhart & Sullivan LLP are serving as legal advisors to Life Storage.

Webcast & Conference Call Information

Extra Space and Life Storage will host a joint webcast and conference call today. Joe Margolis, CEO of Extra Space and Joe Saffire, CEO of Life Storage, will discuss the transaction and take questions. Here are the event details:

•	Monday, April 3, 2023, at 8:30 a.m. U.S. Eastern time.

•	Live webcast at ir.extraspace.com and also at invest.lifestorage.com/ir-events by clicking Events & Presentations.

•	Participant Toll-Free Dial-In Number: (888)-506-0062; Conference ID: 721638.

•	A telephonic replay will be available from April 3 to April 17, 2023.

•	The webcast replay will be posted when available in the Investor Relations “Events & Presentations” section at ir.extraspace.com and also at invest.lifestorage.com/ir-events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of December 31, 2022, the Company owned and/or operated 2,338 self-storage properties, which comprise approximately 1.6 million units and approximately 176.1 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States. For more information, please visit www.extraspace.com.

About Life Storage, Inc.

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 1,150 storage facilities in 37 states and the District of Columbia. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to more than 675,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Forward Looking Statements

The statements in this communication that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Life Storage and Extra Space operate as well as beliefs and assumptions of Life Storage and Extra Space. Such statements involve uncertainties that could significantly impact Life Storage’s or Extra Space’s financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” and “estimates,” including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Life Storage or Extra Space expects or anticipates will occur in the future — including statements relating to any possible transaction between Life Storage and Extra Space, acquisition and development activity, disposition activity, general conditions in the geographic areas where Life Storage or Extra Space operate, and Life Storage’s and Extra Space’s respective debt, capital structure and financial position— are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Life Storage and Extra Space believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, neither Life Storage nor Extra Space can give assurance that its expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) Life Storage’s and Extra Space’s ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the proposed transaction; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transaction; (iii) risks related to diverting the attention of Life Storage and Extra Space management from ongoing business operations; (iv) failure to realize the expected benefits of the proposed transaction; (v) significant transaction costs and/or unknown or inestimable liabilities; (vi) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; (vii) the risk that Life Storage’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (viii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following completion of the proposed transaction; (ix) the effect of the announcement of the proposed transaction on the ability of Life Storage and Extra Space to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (x) risks related to the market value of the Extra Space common stock to be issued in the proposed transaction; (xi) other risks related to the completion of the proposed transaction and actions related thereto; (xii) national, international, regional and local economic and political climates and conditions; (xiii) changes in global financial markets and interest rates; (xiv) increased or unanticipated competition for Life Storage’s or Extra Space’s properties; (xv) risks associated with acquisitions, dispositions and development of properties, including increased development costs due to additional regulatory requirements related to climate change; (xvi) maintenance of Real Estate Investment Trust status, tax structuring and changes in income tax laws and rates; (xvii) availability of financing and capital, the levels of debt that Life Storage and Extra Space maintain and their credit ratings; (xviii) environmental uncertainties, including risks of natural disasters; (xix) risks related to the coronavirus pandemic; and (xx) those additional factors discussed under Part I, Item 1A. Risk Factors in Life Storage’s and Extra Space’s respective Annual Reports on Form 10-K for the year ended December 31, 2022. Neither Life Storage nor Extra Space undertakes any duty to update any forward-looking statements appearing in this communication except as may be required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Extra Space intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Extra Space and a joint proxy statement of Extra Space and Life Storage (the “joint proxy statement/prospectus”). Each party also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive joint proxy statement/prospectus will be sent to Extra Space’s stockholders and Life Storage’s stockholders. Investors and securityholders may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Extra Space and Life Storage with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Extra Space with the SEC will be available free of charge on Extra Space’s website at www.extraspace.com or by contacting Extra Space’s Investor Relations at info@extraspace.com. Copies of the documents filed by Life Storage with the SEC will be available free of charge on Life Storage’s website at www.lifestorage.com or by contacting Life Storage’s Investor Relations at (716) 633-1850 or bmaedl@lifestorage.com.

Participants in the Solicitation

Extra Space and Life Storage and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about directors and executive officers of Extra Space is available in the Extra Space proxy statement for its 2022 Annual Meeting, which was filed with the SEC on April 5, 2022. Information about directors and executive officers of Life Storage is available in the Life Storage proxy statement for its 2022 Annual Meeting, which was filed with the SEC on April 14, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents from Life Storage and Extra Space as indicated above.

No Offer or Sale

This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Extra Space Storage Investor Contact	Life Storage, Inc. Investor Contact	Media Contact

Jeff Norman 801-365-1759 info@extraspace.com	Brent Maedl 716-328-9756 bmaedl@lifestorage.com	Andrew Siegel / Dan Moore Joele Frank 212-355-4449